QuickLinks -- Click here to rapidly navigate through this document

Exhibit 1

THE MILLS CORPORATION
(a Delaware corporation)
Common Stock

TERMS AGREEMENT

August 14, 2001

To:	The Mills Corporation 1300 Wilson Blvd., Suite 400 Arlington, Virginia 22209

Ladies and Gentlemen:

    We understand that The Mills Corporation, a Delaware corporation (the "Company"), proposes to issue and sell 3,500,000 shares of its common stock, par value $0.01 per share (the "Common Stock") (such securities also being hereinafter referred to as the "Initial Underwritten Securities"). Subject to the terms and conditions set forth or incorporated by reference herein, the underwriters named below (the "Underwriters") offer to purchase, severally and not jointly, the respective number of Initial Underwritten Securities set forth below opposite their names at the purchase price set forth below, and a proportionate share of Option Underwritten Securities (as defined in the Underwriting Agreement referred to below) set forth below, to the extent any are purchased.

Underwriter	Number of Initial Underwritten Securities
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,400,000
Salomon Smith Barney Inc.	1,400,000
Legg Mason Wood Walker Incorporated	700,000

Total	3,500,000

    The Underwritten Securities shall have the following terms:

Title:	Common Stock
Number of shares:	3,500,000
Number of Option Underwritten Securities:	525,000
Initial public offering price per share:	$24.00
Purchase price per share:	$22.74
Listing requirements:	NYSE
Black-out provisions:
During the period beginning on the date hereof and ending thirty (30) days from the Closing Time, which shall be the time period described in Section 3(j) of the Underwriting Agreement, the Company and the Operating Partnership will not, without the prior written consent of each of Merrill Lynch and Salomon Smith Barney, directly or indirectly, (1) offer to sell, pledge, hypothecate, sell, contract to sell, sell any option or contract to purchase, or purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition at any time in the future of) any shares of Common Stock or securities convertible into or exchangeable or exercisable for or repayable with Common Stock (including, but not limited to, Units) or (2) enter into any swap or other agreement or transaction that transfers in whole or in part any of the economic benefits or risks of ownership of shares of Common Stock, whether any such transaction described in clause (1) and (2) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise. The foregoing prohibitions shall not apply to (i) the issuance of shares of Common Stock upon the exercise of options or grant of restricted shares of Common Stock under either The Mills Corporation's 1994 Executive Incentive Plan, as amended or The Mills Corporation's 1999 Stock Option Plan, and (ii) the exchange of Units for Common Stock, and (iii) the exchange of joint venture interests for either Units or Common Stock, or entering into new joint venture agreements in the ordinary course of business that provide for such exchange, which agreements shall substantially conform to prior business practice.

Lock-up provisions:	Each of the following persons will execute and deliver on the date hereof the form of lock-up agreement attached to this Terms Agreement:

Judith S. Berson
Kent S. Digby
Thomas E. Frost
Mark J. Rivers
James C. Braithwaite
James F. Dausch
The Hon. Joseph B. Gildenhorn
Harry H. Nick
Robert P. Pincus
Franz von Perfall
Cristina L. Rose
Laurence C. Siegel
Charles R. Black, Jr.
Dietrich von Boetticher
John M. Ingram
Peter B. McMillan
Kenneth R. Parent
Other terms and conditions:	N/A
Closing date and location:	August 20, 2001 at the offices of Hogan & Hartson, L.L.P., 555 13th Street, N.W., Washington, D.C. 20004.

    Except as set forth below, all of the provisions contained in the document attached as Annex I hereto entitled "Underwriting Agreement" are hereby incorporated by reference in their entirety herein and shall be deemed to be part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in such document are used herein as therein defined.

    Exhibit B to the Underwriting Agreement (setting forth the subsidiaries of the Company) is replaced and superceded in its entirety by Exhibit B attached to this Terms Agreement.

    The term "Properties", as that term is defined in the Underwriting Agreement, shall be deemed to include any property or properties described in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 and such other properties included in the Company's portfolio of properties as of the date hereof.

    The term "Development Sites", as that term is defined in the Underwriting Agreement, shall be deemed to include any development sites or properties described in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 and such other properties under development included in the Company's portfolio of properties as of the date hereof.

    Please accept this offer no later than 5 o'clock P.M. (New York City time) on August 14, 2001 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

Very truly yours,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
SALOMON SMITH BARNEY INC. LEGG MASON WOOD WALKER INCORPORATED
	BY:	MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, for itself and on behalf of the other named Underwriters
		By:	/s/ TODD L. MERKLE Name: Title: Authorized Signatory
Accepted:
THE MILLS CORPORATION
By:	/s/ KENNETH R. PARENT Name: Kenneth R. Parent Title: Executive Vice President and Chief Financial Officer

QuickLinks

  Exhibit 1
TERMS AGREEMENT